Exhibit 99.8

Project Caviar
Presentation to the Board of Directors of ChipMOS

Confidential / Draft
21 January 2016

PRELIMINARY | SUBJECT TO FURTHER REVIEW AND EVALUATION

These materials may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Credit Suisse AG or its
 Affiliates (hereafter []Credit Suisse[]).

Transaction structure overview

[] ChipMOS TECHNOLOGIES INC.([]ChipMOS Taiwan[]) will merge with ChipMOS
 TECHNOLOGIES (Bermuda) LTD.([]IMOS[]) [] ChipMOS Taiwan will be the surviving entity and IMOS will dissolve (the []Transaction[])

[] ChipMOS Taiwan will establish a US-listingAmerican Depositary Receipt
 ([]ADR[]) program, with American Depositary Shares ([]ADSs[]) representing newly issued underlying ChipMOS Taiwan common shares.ChipMOS Taiwan will offer the ADSs and cash to IMOS shareholders as merger consideration

[] Post Transaction, the stake originally held by IMOS will be []replaced[] with the newly issued ChipMOS Taiwan ADSs

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Key Transaction milestones

July 2015
- ChipMOS Taiwan and IMOS formed respective Special Committees to evaluate and negotiate the Transaction

7 Sep 2015
- The Special Committee of ChipMOS Taiwan submitted the first letter to the Special Committee of IMOS to initiate the discussion in connection with the Transaction

Sep - Nov 2015
- Both sides exchanged several letters to discuss and negotiate the transaction terms

16 - 17 Nov 2015
- The Special Committee of ChipMOS Taiwan, together with its advisors, met face-to-face with the Special Committee of IMOS and its advisors to discuss and negotiate the transaction terms
- Both sides reached preliminary agreement on the merger consideration

5 -6 Jan 2016
- Both sides met face-to-face to re-negotiate the transaction terms considering the latest market developments, and agreed on the final merger consideration

21 Jan 2016
- ChipMOS Taiwan's and IMOS' board meetings to approve the Transaction and signing of the Merger Agreement

Jul 15 | Sep 15 | Nov 15 | Jan 16

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Summary of Transaction terms

Summary of transaction terms	Aggregate (US$mn)	Per share
Total cash consideration	**101.2**	**$3.71**
No. of ChipMOS Taiwan shares to be issued (mn) [(1)]	510.6	18.71
Share price of ChipMOS Taiwan (average closing prices of 3 trading days ending 20 Jan 2016)	NT$ 29.20	
Implied stock consideration	**441.3**	**$16.17**
Implied total consideration	**542.5**	**$19.88**
Premium to IMOS' NAV (average of 3 trading days ending 20 Jan 2016)	**8.1%**	**$1.48**
Premium to IMOS' share price (average of 3 trading days ending 20 Jan 2016)	**14.7%**	**$2.55**
Indicative cash contribution from ChipMOS Taiwan		
Total cash consideration to be paid by ChipMOS Taiwan	101.2	
Deal-related expenses of IMOS	3.5	
Cash settlment of options and SARs of IMOS (assumes ChipMOS Taiwan trades at NT$34) [(2)]	14.5	
Less: Cash on IMOS' balance sheet to be merged into ChipMOS Taiwan	(59.2)	
Indicative cash contribution from ChipMOS Taiwan [(2)]	**60.0**	
Shareholding impact to ChipMOS Taiwan		
Number of ChipMOS Taiwan shares to be issued through ADS (mn shares)	510.6	
Number of ChipMOS Taiwan shares held by IMOS to be cancelled (mn shares)	(522.1)	
ChipMOS Taiwan current shares outstanding (mn shares)	895.9	
ChipMOS Taiwan pro forma shares outstanding (mn shares)	**884.4**	
% decrease in number of shares of ChipMOS Taiwan	**(1.3%)**	
Pro forma ownership of IMOS shareholders (current: 58.3%)	**57.7%**	
Pro forma ownership of public ChipMOS Taiwan shareholders (current: 41.7%)	**42.3%**	

Note: Exchange rate applied: US$1 to NT$33.785

(1) Will be issued in the form of ChipMOS Taiwan ADSs. Each ADS will represent 20 common shares, and hence the number of ChipMOS Taiwan ADS received by each IMOS share will be 0.9355 (i.e. 18.7096 divided by 20)

(2) The final cash contribution from ChipMOS Taiwan may increase if ChipMOS Taiwan trades above NT$34 upon closing due to a larger amount for cash settlement of options and SARs of IMOS, and vice versa

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Illustrative financial impact to ChipMOS Taiwan

(in US$ mn unless otherwise specified)

EPS accretion/dilution analysis

2016E net income assumption106.4
Interest income foregone on cash contribution (assume 1%)(0.6)
Corporate overhead savings (potential further upsides of the Transaction)[]
Tax shield (applied corporate tax rate of 17%) 0.1
Pro forma net income attributable105.9
Pre-Transaction no. of shares outstanding (mn shares)895.9
Pre-Transaction 2016E EPS (NT$) 4.01
Pro forma no. of shares outstanding (mn shares)884.4
Pro forma 2016E EPS (NT$)4.04
EPS accretion/(dilution) %0.8%
Balance sheet impact
Total cash of ChipMOS Taiwan as of 30 Sep 2015 286.0
Indicative cash contribution from ChipMOS Taiwan
 (60.0)
Pro forma total cash of ChipMOS Taiwan226.0
Total debt of ChipMOS Taiwan as of 30 Sep 2015 233.0
Pro forma net debt of ChipMOS Taiwan 6.9

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Transaction rationale

1. Streamlines corporate structure of the ChipMOS group, which would improve corporate governance and allow effective decision making on future corporate strategic initiatives

2. Removes IMOS' controlling stake over ChipMOS Taiwan, and thus eliminates the risk of third parties obtaining control of ChipMOS Taiwan through acquisition of IMOS

3. Achieves ~1% of EPS accretion(1) due to the "buyback" feature of the Transaction

4. Potentially reduces operational cost and enhances operation efficiency due to streamlined corporate structure

Note:
(1) Assumes 2016E net income of ChipMOS Taiwan of US$106m, 1% cash interest income foregone and 17% corporate tax rate

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Summary of due diligence performed

Legal due[] Reviewed IMOS[] share certificates
diligence
 [] Reviewed IMOS[] bank statements of cash deposited in banks
 [] Reviewed the Technology Transfer Agreements between IMOS and
 ChipMOS Shanghai
 [] Reviewed the Change in Control Severance Agreement
 [] Reviewed IMOS[] Employee Stock Option Plan (ESOP) and Employee
 Stock Appreciation Rights Plan
 (SARs)
 [] Reviewed the Registration Right Agreement and any share
 purchase and subscription agreements entered
 into between IMOS and SPIL
 [] Confirmed there is no material patent licensing agreements between IMOS and third parties since the filing
 of IMOS[] 2014 20F (since April 24, 2015)
Financial due[] Reviewed IMOS[] audited financial statements for the fiscal year ending 31 December 2014
diligence

[] Reviewed IMOS[] quarterly results for the quarters ended 31 March 2015, 30
 June 2015 and 30 September 2015

[] Reviewed IMOS[] number of common shares outstanding as well as number of ESOP and SARs outstanding as of 31 December 2015

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Share price performance of IMOS and premium analysis

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Appendix I [] Sensitivity analysis

Confidential / Draft

Sentivity analysis

(1)Share exchange ratio represents the number of shares IMOS shareholders would receive per ChipMOS Taiwan share held by IMOS (in total 522.1 mn shares held by IMOS)
(2)Represents cash premium to IMOS shareholders post additional cash settlement for options and SARs above NAV (assuming ChipMOS Taiwan trades at
 NT$34 upon closing) and dealConfidential / Draft
 expenses of US$3.5mn

[c] Credit Suisse AG and/or its affiliates

Sensitivity analysis

Final merger consideration

(1)Share exchange ratio represents the number of shares IMOS shareholders would receive per ChipMOS Taiwan share held by IMOS (in total 522.1 mn shares held by IMOS)
(2)Represents cash premium to IMOS shareholders post additional cash settlement for options and SARs above NAV (assuming ChipMOS Taiwan trades at
 NT$34 upon closing) and dealConfidential / Draft
 expenses of US$3.5mn

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Appendix II [] Additional reference

Confidential / Draft

Offer premium of selected take-privates of US listed companies

Announcement date	Completion date	Target	Acquiror	Equity value (US$mn)	Target country	Type of consideration	Offer premium 1-day prior	L30D average	L60D average	L90D average
1-Nov-15	Pending	China Ming Yang Wind Power Group Ltd	Existing Management	317	China	Cash	13.1%	12.4%	19.5%	13.7%
29-Jun-15	Pending	KongZhong Corp	Existing Management (Mr. Leilei Wang, chairman and CEO); IDG-Accel	407	China	Cash	21.8%	15.4%	23.2%	28.5%
15-Jun-15	Pending	iDreamSky Technology Ltd	Existing Management (Chairman and CEO Mr. Michael Xiangyu Chen); Star VC; Legend Capital Co Ltd; Prometheus Capital plc; Vcapital Inc	662	China	Cash	12.9%	30.6%	42.1%	53.8%
12-Jun-15	Pending	Bona Film Group Ltd	Existing Management (Chairman and CEO Mr. Yu Dong); Tencent Holdings Ltd; Alibaba Group Holding Ltd; Sequoia Capital; Fosun International Ltd	927	China	Cash	30.3%	15.5%	26.4%	38.5%
10-Jun-15	Pending	Renren Inc	Existing Management (Mr Joseph Chen, Mr James Jian Liu)	1,510	China	Cash	19.7%	15.3%	29.0%	39.4%
10-Feb-14	17-Jul-14	AutoNavi Holdings Ltd	Alibaba Group Holding Ltd	1,625	China	Cash	27.0%	39.3%	41.6%	40.7%
21-Oct-13	26-Nov-13	Symmetricom Inc	Microsemi Corp	309	United States	Cash	44.5%	47.8%	47.8%	46.8%
11-Jun-13	1-Nov-13	Dole Food Co Inc	Castle & Cooke Inc (David H. Murdock); Existing Management	1,320	United States	Cash	17.6%	14.4%	13.9%	13.3%
23-May-13	10-Oct-13	rue21 Inc	Apax Partners LLP	1,043	United States	Cash	23.1%	28.0%	35.4%	40.0%
7-May-13	17-Dec-13	Pioneer Southwest Energy Partners LP	Pioneer Natural Resources Co	1,515	United States	Stock	19.7%	9.3%	14.3%	16.3%
15-Oct-12	3-Jul-14	Yongye International Inc	Full Alliance International Ltd (CEO Zishen Wu); Morgan Stanley Private Equity Asia Ltd; Prosper Sino Development Ltd	360	China	Cash	37.8%	44.3%	50.8%	63.2%
28-Oct-11	23-Apr-12	China Real Estate Information Corp	E-House (China) Holdings Ltd	981	China	Cash + stock	17.0%	9.4%	6.6%	0.9%
29-Aug-11	3-Oct-12	Venoco Inc	Private Investor (Timothy M. Marquez)	805	United States	Cash	39.2%	25.3%	6.2%	2.3%
13-Jun-11	21-Dec-11	M&F Worldwide Corp	MacAndrews & Forbes Holdings Inc	483	United States	Cash	41.5%	16.2%	7.1%	2.5%
25-Mar-11	25-Aug-11	Funtalk China Holdings Ltd	PAG Asia Capital; Existing Management; ARC Capital Holdings Ltd	380	China	Cash	15.4%	32.5%	31.5%	29.8%
28-Jan-11	16-Sep-11	China Security & Surveillance Technology Inc	Private Investor (Mr. Guoshen Tu, CEO)	580	China	Cash	33.2%	30.3%	30.1%	26.0%
1-Nov-10	9-Jun-11	CNA Surety Corp	Loews Corp	1,219	United States	Cash	14.3%	17.6%	22.2%	25.0%
11-Oct-10	1-Nov-11	Harbin Electric Inc	Tech Full Electric Co Ltd; Abax Global Capital Ltd	754	China	Cash	20.2%	36.3%	38.4%	35.7%
16-Aug-10	16-Nov-10	ResCare Inc	Onex Corp	519	United States	Cash	24.3%	29.3%	28.7%	23.2%
3-Nov-09	6-Oct-10	Landry's Restaurants Inc	Private Investor (Tilman J Fertitta)	397	United States	Cash	37.1%	34.2%	34.6%	41.6%
29-Jul-09	17-Dec-09	OSG America LP	Overseas Shipholding Group Inc	308	United States	Cash	10.3%	21.5%	18.5%	15.3%
	Average						**24.8%**	**25.0%**	**27.0%**	**28.4%**
	Median						**21.8%**	**25.3%**	**28.7%**	**28.5%**
	High						**44.5%**	**47.8%**	**50.8%**	**63.2%**
	Low						**10.3%**	**9.3%**	**6.2%**	**0.9%**

Source: Dealogic, Factset
Note: Including selected take-privates of US-listed companies with equity value between US$300mn and US$2bn. Premium numbers may have been adjusted for unexplained share price movement immediately prior to deal announcement

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Trading multiples of selected peers

Market

Enterprise

Based on IBES Estimates

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Share price performance of ChipMOS Taiwan

Apr-14Jul-14Oct-14Jan-15Apr-15Jul-15
Oct-15Jan-16
ChipMOS TaiwanTaiwan TAIEX (Indexed to ChipMOS Taiwan' share price)

Source: Company announcements, Factset as of 20 January, 2016

Confidential / Draft

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